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                                                                    Exhibit 3(e)

                   AMENDED AND RESTATED CODE OF REGULATIONS OF
                           PINNACLE DATA SYSTEMS, INC.

     Section 2.2 of the Company's Amended and Restated Code of Regulations is amended as follows:

     Section 2.2 Number of Directors. Until changed in accordance with this section, the number of directors of the Company, none of whom need be shareholders, shall be not less than three nor more than nine, provided that when all shares of the Company are owned of record by one or two shareholders, the number of directors may be less than three but not less than the number of shareholders. The number of directors may be fixed or changed at any annual meeting of the shareholders, or at any special meeting of the shareholders called for that purpose, only by the affirmative vote or consent of the holders of shares entitling them to exercise at least 75% of the voting power of the Company; provided, however, that such 75% voting requirement shall not be applicable if the Company's Board of Directors shall have approved such action by a resolution adopted by at least two-thirds of the members of the Board of Directors, in which case the number of directors may be fixed or changed by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company.

     The Board of Directors shall be divided into two classes, designated Class I and Class II, with the number of directors in each class fixed at four. The term of office of directors in one class shall expire at each annual meeting of shareholders, and in all cases as to each director until a successor shall be elected and qualified, or until his earlier resignation, removal from office, death or incapacity. If the number of directors is hereafter changed, an increase or decrease in directorships shall be apportioned among the classes as to make all classes as nearly equal in number as possible. The initial term of office of directors in Class I shall expire at the annual meeting of shareholders in 2001 and that of Class II shall expire at the annual meeting of shareholders in 2002, and in all cases as to each director until a successor shall be elected and qualified, or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of shareholders, the number of directors equal to the number of directors in the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the second succeeding annual meeting of shareholders after their election.

     Sections 2.2 and 2.7 and Article 10 of the Company's Amended and Restated Code of Regulations are amended as follows:

     Section 2.2: Number of Directors
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     This Section 2.2 may be amended only by the vote or consent of the holders of shares entitling them to exercise at least 75% of the voting power of the Company; provided, however, that such 75% voting requirement shall not be applicable if the Company's Board of Directors shall have approved such amendment by a resolution adopted by at least two-thirds of the members of the Board of Directors, in which case this Section 2.2 may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company.

     Section 2.7: Removal of Directors

     This Section 2.7 may be amended only by the vote or consent of the holders of shares entitling them to exercise at least 75% of the voting power of the Company; provided, however, that such 75% voting requirement shall not be applicable if the Company's Board of Directors shall have approved such amendment by a resolution adopted by at least two-thirds of the members of the Board of Directors, in which case this Section 2.7 may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company.

     Article 10: Amendment of Regulations

     Except as otherwise expressly provided in Sections 2.2 and 2.7 of these regulations, these regulations may be amended or new regulations may be adopted: (a) at any meeting of the shareholders held for such purpose, by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal; or (b) without a meeting of the shareholders, by the written consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal. If any amendment or new regulations are adopted without a meeting of the shareholders, the secretary shall mail a copy of the amendment or new regulations to each shareholder who would have been entitled to vote on the proposal but who did not participate in the adoption of the amendment or new regulations.